EXHIBIT 99.1

Repros Reports Core 1-Year DEXA Study Fully Enrolled Ahead of Schedule and Provides Update for Androxal(R) Clinical Program

  Enrollment in DEXA study should ensure mid-2014 NDA submission
  Pivotal studies recruiting on track or faster
  Data project 83% of men with secondary hypogonadism will be successfully treated
  No testosterone levels achieved beyond the normal range
  Excellent benefit-risk ratio

THE WOODLANDS, Texas, Jan. 7, 2013 (GLOBE NEWSWIRE) -- Repros Therapeutics Inc.® (Nasdaq:RPRX) today provided a clinical update of its Androxal® Phase 3 program.

1-Year DEXA Study

Critical path analysis showed that the DEXA study was key to an NDA submission. The Company is pleased to announce that the one year DEXA study is fully enrolled 3 months ahead of schedule. This key event should ensure the submission of the Androxal NDA by mid-2014. The Company plans to continue enrollment into the study to ensure that the FDA mandated long term safety requirements for a minimum exposure of 800 subjects for 6 months are met.

Pivotal Studies ZA-301 and ZA-302

Study ZA-301 has been fully enrolled for several weeks now with 8% of the subjects having completed the study. 3% of the subjects have dropped out before the first visit post the start of dosing. 146 subjects (randomized 3:1 active:placebo) have reached the 6 week visit at which time up-titration was allowed. 35% of the men in this blinded study have up-titrated. This is consistent with the fact that 25% of the subjects are on placebo and approximately 80% of men are projected to achieve normal testosterone levels on the 12.5 mg dose.

There have been no SAE's resulting in withdrawal from the study.

Though only a few sperm counts have been analyzed, men that achieve higher testosterone levels appear to exhibit increased sperm concentrations. This would be consistent with Androxal's action, which results in increased secretions of pituitary hormones that drive testicular function.

Men enrolled in the pivotal studies exhibit testosterone levels below 300 ng/dl on two separate days at baseline and record normal sperm counts on two separate days, as well.

As in all Androxal studies, men must be overweight (BMI>25) and less than 60 years of age.

Study ZA-302 has enrolled 50 of the 152 subjects planned and the Company expects to achieve full enrollment by the end of Q1 2013.

Six Month Open Label Study (ZA-300)

As part of the FDA requirement for total number of subjects to be exposed for 6 months (800), the Company is conducting a 500 subject open label study. To date, the Company has enrolled 415 subjects and expects the study to be fully enrolled by the end of Q1 2013.

332, 156 and 33 men have completed 6, 16 and the full 26 weeks of the study respectively. 7% of the men have prematurely withdrawn from the study. There have been no SAE's resulting in study withdrawal.

Approximately 83% of men in ZA-300 respond to Androxal exhibiting testosterone levels above 300 ng/dL. Those men that respond in general maintain the levels over the course of the 6 month study. As in the other studies, no men achieved hormone levels above the normal range.

The only difference between ZA-300 and ZA-301/302 is that men could be current testosterone replacement users in ZA-300 and be admitted into the study after washout. Over one-third of the men in ZA-300 were using testosterone before enrolling into the trial.

Overall Efficacy and Safety

The Company continues to believe Androxal offers a safer and more reliable treatment for secondary hypogonadism than the currently approved hormone replacement products. In all of the studies that have been conducted to date there have been no serious adverse events attributed to the drug. This finding is remarkable given the co-morbidities typically encountered with secondary hypogonadism.

Oral administration, safe and consistent efficacy for over 80% of men and no potential for abuse leads Repros to believe Androxal, if approved, will be the drug of choice in treating secondary hypogonadism.

Joseph Podolski, President and CEO of Repros Therapeutics commented, "I'd like to give a special thanks to our dedicated investigators who have helped to deliver timely enrollment of quality subjects into the Androxal program. I'd like to further acknowledge the tireless effort of the Repros clinical team in ensuring both the timeliness and quality of the data being collected in our studies. Their efforts have allowed us to assess the progress of our trials in real time fashion, enabling us to update the financial community on a regular basis."

About Repros Therapeutics Inc.

Repros Therapeutics focuses on the development of small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.

Any statements made by the Company that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including the ability to raise additional needed capital on a timely basis in order for it to continue to fund development of its Androxal® and Proellex® programs, have success in the clinical development of its technologies, the reliability of interim results to predict final study outcomes, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please visit the Company's website at http://www.reprosrx.com.

The Repros Therapeutics Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7738

CONTACT: Repros Therapeutics Inc.
         Joseph Podolski (281) 719-3447
         President and Chief Executive Officer

         Investor Relations: Thomas Hoffmann
         The Trout Group
         (646) 378-2931